EXHIBIT 99.1

For more Information Contact:

Vince Anido, ISTA Pharmaceuticals	Burns McClellan
949-788-5311	Justin Jackson (Media)
vanido@istavision.com	jjackson@burnsmc.com
Lauren Silvernail, ISTA Pharmaceuticals	Lisa Burns (Investors)
949-788-5302	lburns@burnsmc.com
lsilvernail@istavision.com	212-213-0006

ISTA Pharmaceuticals Reports Second Quarter 2005 Financial

Results

IRVINE, Calif., August 4, 2005 — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the second quarter ended June 30, 2005.

ISTA reported revenue of $2.8 million for the second quarter of 2005, including net product sales of $2.7 million for the quarter. Net product sales for the second quarter of 2005 included Vitrase net sales of $675,000, Istalol net sales of $212,000 and Xibrom net sales of $1.9 million.

ISTA reported a net loss of $10.4 million, or $0.40 per share, for the second quarter of 2005, as compared to a net loss of $8.3 million, or $0.48 per share, for the second quarter of 2004. For the six months ended June 30, 2005, ISTA reported a net loss of $18.6 million, or $0.74 per share, as compared to a net loss of $13.6 million, or $0.78 per share, for the same prior-year period.

ISTA launched Xibrom™ (bromfenac ophthalmic solution) 0.09% in June 2005, which was approved by the U.S. Food & Drug Administration (FDA) in March 2005 for the treatment of ocular inflammation following cataract surgery. ISTA’s other marketed products, Vitrase® (hyaluronidase injection) for use as a spreading agent and Istalol® (timolol maleate ophthalmic solution) 0.5%, experienced sales growth in the second quarter. Also in the second quarter, ISTA filed an Investigational New Drug (IND) application with the FDA to initiate a U.S. Phase III study of a combination product containing tobramycin and prednisolone acetate for the treatment of steroid-responsive inflammatory ocular conditions where risk of bacterial infections exist. Subject to a timely and successful Phase III study, the Company expects to submit a New Drug Application (NDA) for this combination product to the FDA during the first half of 2006.

“We are very pleased with the launch of our third product Xibrom,” said Vince Anido, President and Chief Executive Officer of ISTA, “We recently received data reported from 150 ophthalmologists who participated in our Xibrom First Experience survey program. These physicians, who reported using Xibrom in approximately 1600 patients, responded in this market survey that Xibrom exceeded or met their expectations, and that 100% of these physicians would continue the use of Xibrom. Beyond Xibrom, we also are quite pleased with the progress that the Company is making with its pipeline products. Enrollment is proceeding well with our ecabet sodium Phase IIb dry eye trial and our combination tobramyacin prednisolone acetate Phase III trial. Finally, we are pleased with our net sales growth during the second quarter and our gross margin which is in line with our business model,” concluded Dr. Anido.

Revenue was $2.8 million for the second quarter of 2005, as compared to $70,000 for the second quarter of 2004. Net product sales of $2.7 million for second quarter of 2005 consisted of

$675,000 for net product sales related to Vitrase, $212,000 for net product sales related to Istalol and $1.9 million for net product sales related to Xibrom. Costs of products sold were $977,000 for the second quarter of 2005. There were no product sales during the second quarter of 2004. Product gross margin for the second quarter of 2005 was $1.8 million, or 64%. We expect product gross margin to vary on a quarterly basis in 2005 commensurate with our product sales mix. ISTA recognizes product sales upon shipment to the customer and records reserves based upon an estimate of returns and allowances.

In addition to product sales, ISTA reported other revenue of $70,000 for both the second quarter of 2005 and the second quarter of 2004, which is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase in Japan.

ISTA’s total operating expenses for the second quarter of 2005 increased to $12.7 million, from $8.5 million in the second quarter of 2004. The increase in operating expenses is primarily a result of the increase in selling and marketing expenses associated with ISTA’s launch of its three approved products Xibrom, Istalol and Vitrase.

Research and development expenses were $4.5 million in the second quarter of 2005, as compared to $5.6 million for the second quarter of 2004. This decrease is attributable to a reduction in research and development expenses, primarily as a result of obtaining FDA approval for Vitrase, Istalol and Xibrom, which resulted in the capitalization of various amounts into commercial inventory, as compared to the prior period.

Selling, general and administrative expenses were $8.3 million in the second quarter of 2005, as compared to $3.0 million for the second quarter of 2004 when the Company did not have significant commercial operations in place. Of the $5.3 million increase in selling, general and administrative expenses, $5.2 million relates to sales and marketing expenses associated with the commercial launch and marketing of the Company’s approved products, including an increase in sales personnel, and $100,000 is due to increases in general corporate expenses principally related to facility and personnel costs, offset by a reduction in deferred compensation expense.

Net interest income was $462,000 in the second quarter of 2005, as compared to $131,000 in the second quarter of 2004. Cash and cash equivalents and short-term investments totaled $55.6 million at June 30, 2005 compared to $67.1 million at March 31, 2004. As of June 30, 2005, total common shares outstanding were 25,845,682.

ISTA will host a conference call with a simultaneous webcast today, August 4, 2005 at 10:30 AM Eastern Time, to discuss its second quarter 2005 results. To access the live conference call, U.S. and Canadian participants may dial 800-562-8369; international participants may dial 913-312-1299. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-203-1112; international participants may dial 719-457-0820. The access code for the call is 9805864. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as dry eye, vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements regarding the future prospects or performance of ISTA or its products, financial or otherwise, including but not limited to statements regarding anticipated regulatory filings or product launches or trends in product sales, costs of products sold, or the gross margin of ISTA’s products, are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; the inherent uncertainty associated with financial projections (including but not limited to the lack of any significant product sales history for ISTA to base such projections on); timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to continue to sufficiently develop its sales, marketing and distribution capabilities and properly manage its growth; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms; uncertainties and risks related to successful compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2004 and ISTA’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenue
Product sales, net	$2,740	$—	$3,251	$—
License revenue	70	70	139	139
Total revenue	2,810	70	3,390	139
Cost of products sold	977	—	1,343	—
Gross profit margin	1,833	70	2,047	—
Operating expenses:
Research and development	4,452	5,562	6,862	8,589
Selling, general and administrative	8,279	2,951	14,651	5,380
Total operating expenses	12,731	8,513	21,513	13,969
Loss from operations	(10,898)	(8,443)	(19,466)	(13,830)
Interest income, net	462	131	821	278
Net loss	$(10,436)	$(8,312)	$(18,645)	$(13,552)
Net loss per common share, basic and diluted	$(0.40)	$(0.48)	$(0.74)	$(0.78)
Shares used in computing net loss per common share, basic and diluted	25,845	17,457	25,101	17,452

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	June 30 2005	December 31 2004
Cash and short-term investments	$55,577	$27,748
Working capital	54,480	18,872
Total assets	64,571	30,373
Total stockholders’ equity	49,967	15,318